Exhibit 99.2

bREITBurn Energy Partners L.P.

Breitburn Energy Partners LP and Subsidiaries

Unaudited Pro Forma Combined Balance Sheet

As of September 30, 2014

	Breitburn	QRE Historical	Pro Forma Adjustments		Breitburn
Thousands of dollars	Historical	(Note 2)	(Note 3)		Pro Forma
ASSETS
Current assets
Cash	$3,227	$16,159	$749,374	(b)(c)(d)(e)	$19,386
			(749,374)	(b)(c)(d)(e)
Accounts and other receivables, net	98,360	51,379	-		149,739
Derivative instruments	44,256	33,744	-		78,000
Related party receivables	1,509	-	-		1,509
Inventory	4,418	-	-		4,418
Prepaid expenses	3,831	3,338	-		7,169
Total current assets	155,601	104,620	-		260,221
Equity investments	6,551	-	-		6,551
Property, plant and equipment
Oil and gas properties	5,102,392	2,098,577	(225,226)	(a)	6,975,743
Non-oil and gas assets	36,138	15,901	(462)	(a)	51,577
Property, plant and equipment	5,138,530	2,114,478	(225,688)		7,027,320
Accumulated depletion and depreciation	(1,148,185)	(411,764)	411,764	(a)	(1,148,185)
Net property, plant and equipment	3,990,345	1,702,714	186,076		5,879,135
Other long-term assets
Intangibles	9,286	-	-		9,286
Goodwill	-	-	901,391	(a)	901,391
Derivative instruments	25,863	29,681	-		55,544
Other long-term assets	76,008	57,844	(7,469)	(a)(b)	145,957
			19,574	(c)
Total assets	$4,263,654	$1,894,859	$1,099,572		$7,258,085

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$64,199	$60,152	$-		$124,351
Related party payables	-	887	-		887
Current portion of asset retirement obligation	-	4,895	-		4,895
Derivative instruments	7	7,378	-		7,385
Distributions payable	733	14,212	-		14,945
Revenue and royalties payable	32,401	-	-		32,401
Wages and salaries payable	12,173	-	-		12,173
Accrued interest payable	42,856	4,625	-		47,481
Accrued liabilities	32,604	9,320	-		41,924
Total current liabilities	184,973	101,469	-		286,442

Credit facility	719,000	755,000	339,800	(a)(b)	2,223,374
			350,000	(d)
			40,000	(e)
			19,574	(c)
Senior notes, net	1,156,589	296,981	(296,981)	(b)	1,156,589
Deferred Class B unit obligation	-	134,894	(134,894)	(f)	-
Deferred income taxes	2,902	2,154	-		5,056
Asset retirement obligation	133,216	159,543	-		292,759
Derivative instruments	5,145	5,283	-		10,428
Other long-term liabilities	5,530	10,035	-		15,565
Total liabilities	2,207,355	1,465,359	317,499		3,990,213
Commitments and contingencies
Equity
Series A preferred units	193,215	-	-		193,215
Common units	1,863,084	-	1,242,029	(f)	3,065,113
			(40,000)	(e)
Class C convertible preferred unitholders	-	400,710	(400,710)	(d)	-
Public common unitholders	-	120,463	(120,463)	(f)	-
Affiliated common unitholders	-	(103,900)	103,900	(f)	-
Accumulated other comprehensive income	-	2,683	(2,683)	(a)	-
Noncontrolling interest	-	9,544	-	(a)	9,544
Total equity	2,056,299	429,500	782,073		3,267,872
Total liabilities and equity	$4,263,654	$1,894,859	$1,099,572		$7,258,085

See the accompanying notes to the unaudited pro forma combined financial statements.

1

Breitburn Energy Partners LP and Subsidiaries

Unaudited Pro Forma Combined Statement of Operations

For the Nine Months Ended September 30, 2014

	Breitburn	QRE Historical	Pro Forma Adjustments		Breitburn
Thousands of dollars, except per unit amounts	Historical	(Note 2)	(Note 4)		Pro Forma

Revenues and other income items
Oil, NGLs and natural gas sales	$658,753	$372,188	$-		$1,030,941
Loss on commodity derivative instruments, net	(21,057)	(18,691)	-		(39,748)
Other revenue, net	4,240	13,929	-		18,169
Total revenues and other income items	641,936	367,426	-		1,009,362
Operating costs and expenses
Operating costs	248,161	160,617	315	(g)	409,093
Depletion, depreciation and amortization	204,417	99,737	(12,200)	(h)	291,954
Impairments	29,434	-	-		29,434
General and administrative expenses	53,886	38,261	(2,628)	(j)	89,519
Loss on sale of assets	357	-	-		357
Total operating costs and expenses	536,255	298,615	(14,513)		820,357

Operating income	105,681	68,811	14,513		189,005

Interest expense, net of capitalized interest	90,360	38,418	(10,521)	(k)	118,257
Gain on Deferred Class B unit obligation	-	(6,883)	6,883	(l)	-
Other income, net	(1,223)	(520)	-		(1,743)
Total other expense	89,137	31,015	(3,638)		116,514

Income before taxes	16,544	37,796	18,151		72,491

Income tax expense	384	626	-		1,010

Net income	16,160	37,170	18,151		71,481

Less: Net income attributable to noncontrolling interest	-	1,037	-		1,037

Net income attributable to the partnership	16,160	36,133	18,151		70,444

Less: Distributions to preferred unitholders	5,958	-	-		5,958

Net income attributable to common unitholders	$10,202	$36,133	$18,151		$64,486

Basic net loss per unit	$0.08				$0.36
Diluted net loss per unit	$0.08				$0.36

Weighted average number of units used to calculate (d)
Basic net income per unit	121,638		72,002	(m)	193,640
Diluted net income per unit	122,376		72,002	(m)	194,378

See the accompanying notes to the unaudited pro forma combined financial statements.

2

Breitburn Energy Partners LP and Subsidiaries

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2013

	Breitburn	QRE Historical	Whiting and Permian Basin Acquisitions	Pro Forma Adjustments		Breitburn
Thousands of dollars, except per unit amounts	Historical	(Note 2)	Historical	(Note 4)		Pro Forma

Revenues and other income items
Oil, NGLs, and natural gas sales	$660,665	$446,801	$191,648	$-		$1,299,114
Loss on commodity derivative instruments, net	(29,182)	(1,217)	-	-		(30,399)
Other revenue, net	3,175	8,828	-	-		12,003
Total revenues and other income items	634,658	454,412	191,648	-		1,280,718
Operating costs and expenses
Operating costs	262,822	180,698	43,648	614	(g)	487,782
Depletion, depreciation and amortization	216,495	122,640	-	(18,304)	(h)	367,359
				46,528	(i)
Impairments	54,373	-	-	-		54,373
General and administrative expenses	58,707	43,388	-	(3,399)	(j)	98,696
Gain on sale of assets	(2,015)	-	-	-		(2,015)
Total operating costs and expenses	590,382	346,726	43,648	25,439		1,006,195

Operating income	44,276	107,686	148,000	(25,439)		274,523

Interest expense, net of capitalized interest	87,067	48,000	-	16,529	(k)	151,596
Other expense, net	(25)	(1,589)	-	-		(1,614)
Total other expense	87,042	46,411	-	16,529		149,982

Income before taxes	(42,766)	61,275	148,000	(41,968)		124,541

Income tax expense (benefit)	905	(353)	-	-		552

Net income	(43,671)	61,628	148,000	(41,968)		123,989

Less: Net income attributable to noncontrolling interest	-	(663)	-	-		(663)

Net income (loss) attributable to the partnership	$(43,671)	$60,965	$148,000	$(41,968)		$123,326

Basic net income (loss) per unit	$(0.43)					$0.64
Diluted net income (loss) per unit	$(0.43)					$0.64

Weighted average number of units used to calculate
				72,002	(m)
Basic net income (loss) per unit	101,604			18,714	(n)	192,320
				72,002	(m)
Diluted net income (loss) per unit	101,604			19,078	(n)	192,684

See the accompanying notes to the unaudited pro forma combined financial statements.

3

Notes to the Unaudited Pro Forma Combined Financial Statements

1.	General

On July 23, 2014, QR Energy, LP (“QRE”) and Breitburn Energy Partners LP (“Breitburn”) entered into a merger agreement, pursuant to which a subsidiary of Breitburn will merge with and into QRE, with QRE continuing as the surviving entity and as a wholly-owned subsidiary of Breitburn (the “Merger Agreement”). Under the terms of the Merger Agreement, holders of QRE common units and Class B units will receive 0.9856 common units of Breitburn for each QRE unit held, but in no event will Breitburn be obligated to issue in excess of 72,001,686 Breitburn common units as consideration for the merger. The exchange ratio for the unit consideration is fixed and will not be adjusted to reflect changes in the price of QRE or Breitburn units prior to the closing of the merger. The unit consideration is valued at $22.48 per QRE unit eligible to receive the unit consideration based on the closing price of Breitburn’s common units as of July 23, 2014, representing a 19% premium to the closing price of QRE’s common units of $18.87 on July 23, 2014. In addition, under the terms of the Merger Agreement, each Class C Convertible Preferred Unit (collectively, the “Class C units”) of QRE issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive cash in an amount equal to (i) $350 million divided by (ii) the number of Class C units outstanding immediately prior to the effective time of the merger.

On December 30, 2013, Breitburn completed acquisitions of oil and natural gas properties located in the Permian Basin in Texas from CrownRock, L.P. for approximately $282 million in cash, and in December 2013, Breitburn completed the acquisition of additional interests in certain of the acquired assets in the Permian Basin from other sellers for an additional $20 million (collectively, the “Permian Basin Acquisitions”).

On July 15, 2013, Breitburn completed the acquisition of certain oil and natural gas and midstream assets located in Oklahoma, New Mexico and Texas, certain CO2 supply contracts, certain crude oil swaps and interests in certain entities from Whiting Oil and Gas Corporation (“Whiting”) for approximately $845 million in cash (the “Whiting Acquisition”), including post-closing adjustments.

The unaudited pro forma financial statements have been prepared using the acquisition method of accounting for business combinations under U.S. GAAP. The historical financial information included in the columns entitled “Breitburn” was derived from the unaudited financial statements included in Breitburn’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and its Annual Report on Form 10-K for the year ended December 31, 2013. The historical financial information included in the columns entitled “QRE” was derived from QRE’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which is attached as Exhibit 99.1, and Annual Report on Form 10-K for the year ended December 31, 2013.

The unaudited pro forma combined balance sheet as of September 30, 2014 has been presented to show the effect as if the merger and the pro forma adjustments had occurred on September 30, 2014. The Whiting Acquisition and the Permian Basin Acquisitions were included in Breitburn’s historical balance sheet as of September 30, 2014, and, as such, there are no pro forma adjustments related to the Permian Basin Acquisitions and the Whiting Acquisition.

The unaudited pro forma combined statement of operations for the nine months ended September 30, 2014 and for the year ended December 31, 2013 have been presented based on Breitburn’s individual statement of operations, and reflect the pro forma operating results attributable to the Merger Agreement, the Permian Basin Acquisitions and the Whiting Acquisition as if the merger and acquisitions and the related transactions had occurred on January 1, 2013. Breitburn’s historical statements of operations include operating results from the Permian Basin Acquisitions for the nine months ended September 30, 2014 and, as such, there are no pro forma adjustments related to the Permian Basin Acquisitions for this period. Breitburn’s historical statements of operations include operating results from the Whiting Acquisition for the period from July 15, 2013 to September 30, 2014 and, as such, the pro forma adjustments related to the Whiting Acquisition for the period January 1, 2013 to July 15, 2013 are included for the year ended December 31, 2013.

Pro forma data is based on currently available information and certain estimates and assumptions as explained in the notes to the unaudited pro forma combined financial statements. Pro forma data is not necessarily indicative of the financial results that would have been attained had the Merger Agreement and Permian Basin Acquisitions and Whiting Acquisition occurred on January 1, 2013. As actual adjustments may differ from the pro forma adjustments, the pro forma amounts presented should not be viewed as indicative of operations in future periods.

4

The unaudited pro forma combined financial information is based on assumptions that Breitburn believes are reasonable under the circumstances and are intended for informational purposes only. Actual results may differ from the estimates and assumptions used. The unaudited pro forma combined financial information is not necessarily indicative of the financial results that would have occurred if these transactions had taken place on the dates indicated, nor is it indicative of future consolidated results.

The effect of the offering of 14 million Breitburn common units completed in October 2014 is not included in the pro forma financial statements as it occurred after the pro forma balance sheet date.

2.	The QRE Historical Financial Statements

The QRE historical financial statements reflect the results of operations derived from QRE’s audited financial statements for the year ended December 31, 2013 and the unaudited financial statements as of and for the nine months ended September 30, 2014. The QRE historical financial statements as presented include the following reclassifications to conform to Breitburn’s financial statement presentation.

	QRE Historical	QRE Historical
Thousands of dollars	As filed	As presented
Balance Sheet as of September 30, 2014

Other property, plant and equipment	$15,901	$-
Non-oil and gas assets	-	15,901

Accrued and other Liabilities	$88,309	$-
Accounts Payable	-	60,152
Distributions payable	-	14,212
Accrued interest payable	-	4,625
Accrued liabilities	-	9,320

Long-term debt	$1,051,981	$-
Credit facility	-	755,000
Senior notes, net	-	296,981

Income Statement for the Nine Months ended September 30, 2014

Other income (expense)
Gain (loss) on commodity derivative contracts, net	$(18,691)	$-
Revenues and other income items
Gain (loss) on commodity derivative instruments, net	-	(18,691)

Production expenses	$148,967	$-
Disposal and related expenses	11,650	-
Operating costs	-	160,617

Depreciation, depletion and amortization	$93,203	$99,737
Accretion of asset retirement obligation	6,534	-

General and administrative expenses	$29,819	$38,261
Acquisition and transaction costs	8,442	-

Income Statement for the Year ended December 31, 2013

Other income (expense)
Gain (loss) on commodity derivative contracts, net	$(1,217)	$-
Revenues and other income items
Gain (loss) on commodity derivative instruments, net	-	(1,217)

Production expenses	$174,101	$-
Disposal and related expenses	6,597	-
Operating costs	-	180,698

Depreciation, depletion and amortization	$115,184	$122,640
Accretion of asset retirement obligation	7,456	-

General and administrative expenses	$41,901	$43,388
Acquisition and transaction costs	1,487	-

5

3.	Pro Forma Adjustments to the Unaudited Combined Balance Sheet

The Merger Agreement provides that, at the effective date, each QRE common unit and Class B unit issued and outstanding or deemed issued (including contingent Class B units) and outstanding as of immediately prior to the effective time will be converted into the right to receive 0.9856 Breitburn common units. However, in no event will Breitburn be obligated to issue in excess of 72,001,686 common units as consideration for the merger. Using a closing Breitburn unit price at November 5, 2014 of $17.25, the estimated value of Breitburn’s common unit consideration is $1,242.0 million. The final value of Breitburn’s common unit consideration will be determined based on the actual number of Breitburn units issued and the market price of Breitburn’s common units as of the date of acquisition. A five percent increase or decrease in the closing price of Breitburn’s common units, compared to the November 5, 2014 closing price of $17.25, would increase or decrease the value of Breitburn’s common unit consideration by approximately $62 million.

In addition, under the terms of the Merger Agreement, the holders of QRE Class C units will receive an amount of cash equal to $350 million divided by the number of Class C units outstanding immediately prior to the effective time.

The preliminary estimated purchase price allocation is based on discounted cash flows, quoted market prices and estimates made by management, the most significant assumptions related to the estimated fair values assigned to oil and gas properties. To estimate the fair values of the properties, estimates of oil and gas reserves were prepared by management in consultation with independent engineers. We applied strip pricing to the estimated reserve quantities acquired and used strip prices as of October 30, 2014 to align the estimated fair values of the properties more closely with the timing of the unit price consideration used in our valuation below. We also estimate future operating and development costs to arrive at estimates of future net revenues. Estimated future net revenues are discounted using a weighted average cost of capital of approximately 9%. Accordingly, the pro forma fair value adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements. The actual fair values of the assets acquired and liabilities assumed will be revalued as of the closing date and may differ materially from the amounts presented in the purchase price allocation below as further analysis is completed. As a result, the final allocation of the purchase price may result in different adjustments than those shown in the unaudited pro forma financial statements, and these differences may have a material impact on the accompanying pro forma financial statements and the combined future results of operations and financial position.

(a)	Pro forma adjustments to the unaudited combined balance sheet as of September 30, 2014 reflect the merger and the preliminary estimated purchase price for the QRE merger. The preliminary allocation of the purchase price for the QRE merger is as follows:

Thousands of dollars
Oil and gas properties	$1,873,351 (i)
Non-oil and gas assets - ETSWDC	15,439 (i)
Goodwill	901,391 (ii)
Other assets acquired net of liabilities assumed	70,630
Current portion of asset retirement obligation	(4,895)
Long-term portion of asset retirement obligation	(159,543)
Credit facility debt assumed	(755,000)
Senior Notes assumed - at fair value	(339,800)
Non-controlling interest	(9,544)
Total common unit and cash consideration	$1,592,029

i.	The estimated fair value of the oil and gas properties using the strip pricing noted above is $1,873.4 million. QRE historical accumulated depletion and depreciation was eliminated by a pro forma adjustment of $411.8 million, resulting in a fair value pro forma adjustment of $186.1 million.

QRE owns a 59% ownership interest in East Texas Salt Water Disposal Company (“ETSWDC”) and it consolidates the results for this company as it holds a majority interest. At September 30, 2014, the fair value was approximately $15.4 million, which is reflected in non-oil and gas assets.  The non-controlling interest for ETSWDC at September 30, 2014 was $9.5 million.

ii.	Estimated goodwill of $901.4 million was determined based on the fair value of the common unit consideration using the closing price as of November 5, 2014 and the estimated fair value of the oil and gas properties acquired determined using strip prices as of October 30, 2014. Under the acquisition method of accounting for business combinations, the final purchase price, including final goodwill, will be determined based on the fair value of the common unit consideration, the oil and gas properties and other assets and liabilities acquired on the transaction closing date.

6

(b)	QRE’s senior notes have a face value of $300 million, a net book value of $297.0 million and a fair value of $339.8 million. We assume the senior notes are retired and are refinanced with borrowings under our new credit facility, and, as such, pro forma adjustments include a reduction to senior notes of $297.0 million, an increase to credit facility debt of $339.8 million and a reduction of other long-term assets by $7.5 million, to eliminate QRE’s debt issuance costs associated with its senior notes and existing credit facility, which will be refinanced under our new credit facility (see (c) below).

(c)	Other long-term assets and credit facility debt reflect $19.6 million in pro forma adjustments for borrowings to fund estimated debt issuance costs related to the expected increase in our borrowing base and lender commitments under our new credit facility from $1.6 billion to $2.5 billion. The debt issuance costs are amortized over an assumed five-year term.

(d)	Reflect $350 million of pro forma borrowings under our new credit facility to pay the holders of QRE Class C units and a pro forma adjustment of $400.7 million to eliminate the book value of QRE Class C units.

(e)	Reflect borrowings to pay $40 million in estimated transaction costs, consisting of investment banking fees, legal fees and other merger-related transaction costs. The transaction costs are excluded from the pro forma statements of operations, and instead included as an adjustment to common unit equity, as they reflect non-recurring charges not expected to have a continuing impact on the combined results.

(f)	Based on the terms of the Merger Agreement, holders of QRE common units and Class B units (including contingent Class B units) will receive approximately 72 million Breitburn common units, or 0.9856 Breitburn common unit for each QRE common unit or Class B unit. As such, pro forma adjustments include $1,242.0 million for the issuance of Breitburn common units. In addition, pro forma adjustments to eliminate QRE’s historical equity accounts include $134.9 million for the Class B unit obligation, $120.5 million for QRE common units held by the public and $103.9 million for QRE common units held by affiliates.

4. Pro Forma Adjustments to the Unaudited Combined Statements of Operations

The unaudited pro forma combined statements of operations have been adjusted as follows:

(g)	For the nine months ended September 30, 2014 and the year ended December 31, 2013:

Reflect an increase in operating costs of $0.3 million and $0.6 million, respectively, to account for geological, geophysical and delay rental expenditures using the successful efforts method rather than the full cost method used by QRE.

(h)	For the nine months ended September 30, 2014:

Reflect a $12.2 million decrease attributable to differences in depletion, depreciation and amortization (“DD&A”) calculated under the successful efforts method using the estimated fair value of QRE’s oil and gas properties.

For the year ended December 31, 2013:

Reflect an $18.3 million decrease attributable to differences in DD&A calculated under the successful efforts method using the estimated fair value of QRE’s oil and gas properties.

(i)	Reflect $46.5 million of incremental DD&A related to the oil and gas properties acquired in the Permian Basin Acquisitions and Whiting Acquisition.

(j)	For the nine months ended September 30, 2014:

Reflect $2.6 million in an adjustment to remove acquisition transaction costs from G&A expenses related to the Whiting, Permian Basin and QRE assets.

7

For the year ended December 31, 2013:

Reflect $1.1 million in incremental general and administrative (“G&A”) expenses for the Whiting Acquisition and Permian Basin Acquisitions and an adjustment to remove acquisition transaction costs from G&A expenses related to the Whiting assets of $4.5 million.

(k)	For the nine months ended September 30, 2014:

Reflect a $10.5 million decrease in interest expense associated with QRE’s debt, assuming the retirement of QRE’s senior notes and the refinancing of all debt under our new credit facility (as detailed in 2 (a) through 2 (e) above). The assumed variable rate was 2.404% for the nine months ended September 30, 2014. If the variable interest rate increased or decreased by 0.125% from the assumed variable rate, the nine month ended September 30, 2014 pro forma interest expense would have increased or decreased by $2.2 million.

For the year ended December 31, 2013:

Reflect a $16.5 million increase in interest expense associated with borrowings to fund the QRE merger, the Whiting Acquisition and Permian Basin Acquisitions, partially offset by a decrease in interest expense associated with refinancing QRE’s debt (as detailed in 3 (a) through 3 (e) above) give effect as of January 1, 2013, of the use of proceeds from our February 2013 and November 2013 equity offering and our November 2013 senior note offering to pay down debt under our credit facility. The assumed variable rate was 2.439% for the year ended December 31, 2013. If the variable interest rate increased or decreased by 0.125% from the assumed variable rate, the year ended December 31, 2013 pro forma interest expense would have increased or decreased by $2.0 million.

(l)	For the nine months ended September 30, 2014:

Eliminate the $6.9 million gain on Deferred Class B unit obligation based on the terms of the Merger Agreement (see 4 (f) above for a discussion of the Class B units).

(m)	For the nine months ended September 30, 2014 and the year ended December 31, 2013:

Give effect, as of January 1, 2013, of the 72.0 million Breitburn common units issued as partial consideration for the QRE merger to the denominator for calculating net income (loss) per unit.

(n)	For the year ended December 31, 2013:

Give effect, as of January 1, 2013, of the Breitburn common units issued in the February 2013 (15.0 million) and November 2013 (19.0 million) equity offerings. Also, include weighted average participating securities and dilutive units (previously not included in the denominator of net income (loss) per unit) as the pro forma combined statement of operations is in an income position compared to a loss position for the Breitburn’s historical statement of operations.

8